EXHIBIT 99.2

PRESS RELEASE

CHARMING SHOPPES, INC.’S BOARD OF DIRECTORS
AUTHORIZES NEW $200 MILLION SHARE REPURCHASE PROGRAM

Bensalem, PA, November 8, 2007 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today announced that its Board of Directors has authorized a new $200 million share repurchase program. The share repurchases will be made from time to time in the open market or through privately negotiated transactions, and are expected to be funded from operating cash flow.  The timing and number of shares purchased will depend on market conditions, and shares acquired will be held as treasury stock.  The Company expects to complete the program over the next several years.

Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc. stated, “Our new share repurchase program reflects our strong balance sheet and cash flows from operations, confidence in our long-term growth and our commitment to returning value to shareholders.”

Under existing share repurchase programs, year to date, the Company has repurchased approximately 22 million shares.  There are approximately 3.3 million shares remaining under the Company’s existing 5 million share authorization.  The Company expects to complete the current five million share authorization by the end of the current fiscal year.

In a separate news release today, the Company today announced the relocation of its Catherines Plus Sizes Memphis, TN operations to its Bensalem, PA offices.  Additionally, in that release, the Company provided a review of the Company’s long-term strategy, the current business climate, including an updated earnings outlook, merchandise and marketing initiatives, the launch of the Lane Bryant Woman™ catalog, and the acquisition of the Lane Bryant retail credit card file.

Charming Shoppes, Inc. operates 2,425 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, PETITE SOPHISTICATE®, LANE BRYANT OUTLETTM, and PETITE SOPHISTICATE OUTLETTM. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Lane Bryant WomanTM, Old Pueblo Traders®, Bedford Fair®, Willow Ridge®, Lew Magram®, Brownstone Studio®, Regalia®, Intimate Appeal®, Monterey Bay Clothing Company®, Coward® Shoe and Figi's®.

This release contains and the Company’s conference call will contain certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to effectively implement the Company’s plan for consolidation of the Catherines Plus Sizes brand and a new organizational structure, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company's integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward- looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955